Exhibit 3.01

COMPANIES ACTS, 1963 to 2012

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

KING DIGITAL ENTERTAINMENT

PUBLIC LIMITED COMPANY

WILLIAM FRY

Solicitors

Fitzwilton House

Wilton Place

Dublin 2

COMPANIES ACTS, 1963 to 2012

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

KING DIGITAL ENTERTAINMENT

PUBLIC LIMITED COMPANY

1.	The name of the Company is King Digital Entertainment Public Limited Company.

2.	The Company is to be a public limited company.

3.	The objects for which the Company is established are:-

(a)	To carry on the business of a holding company, owning, holding and managing assets of any kind, movable or immovable, including shares, stock, bonds and debentures and other types of investments in other partnerships and entities.

(b)	To appoint and act through any agents, administrators, managers, contractors or delegates in any part of the world in connection with the undertaking and business of the Company on such terms and subject to such conditions as the Directors of the Company think fit.

(c)	To acquire shares, stocks, debentures, debenture stock, bonds, obligations or securities either by original subscription, tender, purchase, exchange or otherwise, and to subscribe for the same either conditionally or otherwise, to guarantee or underwrite the subscription thereof, and to exercise and enforce all rights and powers conferred by or incident to the ownership thereof.

(d)	To purchase or otherwise acquire and undertake all or any part of the business, property and liabilities of any company, society, partnership or person, carrying on any business which the Company is authorised to carry on, or of a character similar or auxiliary or ancillary thereto, or connected therewith, or possessed of any property suitable for, any of the purposes of the Company and to conduct or carry on, or liquidate and wind up, any such business.

(e)	To borrow or raise or secure the payment of money in such manner as the Company shall think fit and for such purposes or any other purposes to issue debentures or debenture stock (perpetual or otherwise), charged upon all or any of the property and rights of the Company, both present and future, including its uncalled capital, or without any such security, and to purchase, redeem or pay off any such securities.

(f)	To advance and lend money and provide or grant credit and financial accommodation to any person, body of persons or body corporate on such terms and upon such security as may be thought proper by the Directors of the Company, or without taking any security therefor and to act as agents for the collection, receipt or payment of money and generally to act as agents and brokers for and render services to any company and to undertake and perform sub-contracts.

(g)

To engage in currency and interest rate transactions and any other financial or other transactions of whatever nature, including any transaction for the purpose of, or capable of being for the purposes of, avoiding, reducing, minimising, hedging against or otherwise managing the risk of any loss, cost, expense or liability arising, or which may

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arise, directly or indirectly, from a change or changes in any interest rate or currency exchange rate or in the price or value of any property, asset, commodity, index or liability or from any other risk or factor affecting the Company’s undertaking and business, including but not limited to, dealings, whether involving purchases, sales or otherwise in any currency, spot and forward exchange rate contracts, forward rate agreements, caps, floors and collars, futures, options, swaps and any other currency interest rate and other hedging arrangements and such other instruments as are similar to, or derivatives of, any of the foregoing.

(h)	To purchase or by any other means acquire any freehold, leasehold or other property for any estate or interest whatever, and any rights, privileges or easement over or in respect of any property, and any real or personal property or rights whatsoever.

(i)	To invest and deal with the moneys of the Company not immediately required for use by the Company and to hold, sell or deal with such investments and to carry on the business of an investment company and to open and maintain bank accounts (whether or not bearing interest), in such manner as from time to time may be determined by the Directors of the Company.

(j)	To issue and allot securities of the Company for cash or in payment or part payment for any real or personal property purchased or otherwise acquired by the Company or any services rendered to the Company or as security for any obligation or amount (even if less than the nominal amount of such securities) or for any other purpose.

(k)	To purchase and maintain insurance for the benefit of any person who is an officer or employee or former officer or employee of the Company or of a subsidiary of the Company or in which the Company has an interest whether direct or indirect or who is or was trustee of any retirement benefits scheme or any other trust in which any such officer or employee or former officer or employee is or has been interested, indemnifying such person against liability for negligence, default, breach of duty or breach of trust or any other liabilities which may lawfully be insured against.

(l)	To establish and maintain, and to contribute to, any scheme for encouraging or facilitating the holding of shares, debentures, notes, bonds or other securities in the Company by or for the benefit of such persons as may for the time being be permitted by law.

(m)	To purchase and maintain insurance in respect of the payment of interest and/or capital on any notes, bonds or debentures issued by the Company for the benefit of such persons as may for the time being hold any such notes, bonds or debentures.

(n)	To guarantee and otherwise support the payment of any debts or the performance of any contract or obligation of any person, body of persons, body corporate or undertaking insofar as not prohibited by applicable law with or without consideration to the company and to give indemnities of all kinds and to secure any such guarantee, support and indemnity in any manner and including, without limitation, by the creation of charges or mortgages (whether legal or equitable) or floating charges or the issue of debentures or charges upon all or any of the property and rights of the Company both present and future, including its goodwill and uncalled capital.

(o)	To draw, make, accept, endorse, discount, negotiate, create, execute, issue and deal in bills of exchange, promissory notes, bills of lading and other instruments and securities, whether negotiable or not.

(p)	To adopt such means of making known the business and products of the Company as may seem expedient.

(q)

To remunerate by cash payment or allotment of shares or securities of the Company credited as fully paid-up or otherwise, any person, body of persons or body corporate for services rendered or to be rendered to the Company, whether in the conduct or

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management of its business, or in placing or assisting to place or guaranteeing the placing of any of the shares in the Company’s capital or any debentures or other securities of the Company, or in or about the formation or promotion of the Company.

(r)	To give remuneration or other compensation or reward for services rendered or to be rendered in placing or procuring subscriptions of, or otherwise assisting in the issue of any securities of the Company or in or about the formation of the Company or the conduct or course of its business and undertaking.

(s)	To enter into and carry into effect any arrangement for joint working in business, or for sharing of profits, or for amalgamation, with any other company or association, or any partnership or person, carrying on any business or proposing to carry on any business within the objects of the Company.

(t)	To obtain any provisional order or Act of the Oireachtas or Charter for enabling the Company to carry any of its objects into effect, or for effecting any modification of the Company’s constitution, or for any other purpose which may seem expedient, and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company’s interests.

(u)	To pay all the costs, charges and expenses preliminary or incidental to the promotion, formation, establishment and incorporation of the Company, and to procure the registration or incorporation of the Company in or under the laws of any place outside the State.

(v)	To enter into any arrangement with any government or authority or person that may seem conducive to the Company’s objects or any of them, and to obtain from any such government, authority or person, any legislation, orders, rights, privileges, franchises and concessions which the Directors of the Company may think it desirable to obtain and to carry out, and to exercise and comply with the same.

(w)	To procure the Company to be registered or recognised in any part of the world.

(x)	To sell, improve, manage, develop, exchange, lease, hire, mortgage, dispose of, turn to account or otherwise deal with all or any part of the undertaking, property and rights of the Company.

(y)	To support, subscribe or contribute to any charitable or public object or any institution, society or club which may be for the benefit of the Company or its Directors, officers or employees or the Directors, officers and employees of its predecessors in business or of any subsidiary, allied or associated company, or which may be connected with any town or place where the Company carries on business and to subsidise or assist any association of employers or employees or any trade association.

(z)	To amalgamate or enter into partnership or any profit-sharing arrangement with, and co-operate or participate in any way with or to take over or assume any obligation of, or to assist or subsidise, any person.

(aa)	To sell, exchange, mortgage, charge, let, grant, licences, easements, options, servitudes and other rights over, and in any other manner deal with or dispose of, all or any part of the undertaking, property and assets (present and future) of the Company for any consideration.

(bb)	To distribute in specie, in kind or otherwise as may be resolved, any assets of the Company among its members.

(cc)	To establish, grant and take up agencies in any part of the world, and do all such other things as the Company may deem conducive to the carrying on of the Company’s business, either as principals or agents and to remunerate any persons in connection with the establishment or granting of such agencies upon such terms and conditions as the Company may think fit.

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(dd)	To cease carrying on or wind up any business or activity of the Company and to cancel any registration of and to wind up or procure the dissolution of the Company in any state or territory.

(ee)	To do all or any of the matters hereby authorised in any part of the world and either alone or in conjunction with, or as contractors, factors, trustees or agents for, any other company or person, or by or through any factors, trustees or agents and generally to do all such other things as may appear to be incidental or conducive to the attainment of the above objects or any of them.

(ff)	To carry on all of the said businesses or any one or more of them as a distinct or separate business of the Company, to carry on any other business which may seem to the Directors of the Company capable of being conveniently carried on or done in connection with the above, or any one of the above or calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s undertaking, property, assets or otherwise to advance the interests of the Company or of its members.

And generally to do all such other things as may appear to be incidental or conducive to the attainment of the said objects or any of them.

And it is hereby declared that in the interpretation of these presents, the meaning of any of the Company’s objects shall not be restricted by reference to any other object, or by the juxtaposition of two or more objects, and that, in the event of any ambiguity, this Clause shall be construed in such a way as to widen, and not to restrict, the powers of the Company.

4.	The liability of the members is limited.

5.	The share capital of the Company is €40,000 divided into 40,000 Ordinary Shares of €1.00 each.

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We, the several persons whose names, and addresses are subscribed, wish to be formed into a Company in pursuance of this Memorandum of Association, and we agree the number of shares in the capital of the Company set opposite our respective names.

Names, Addresses and Descriptions of Subscribers	Number of Shares taken by each Subscriber

/s/ [illegible]	Five Thousand
For and on behalf of	Five Thousand
Cumberland Corporate Services Limited

First Floor, Fitzwilton House,

Wilton Place, Dublin 2

Corporate Entity

/s/ [illegible]	Five Thousand
For and on behalf of	Five Thousand
Lower Mount Limited

First Floor, Fitzwilton House,

Wilton Place, Dublin 2

Corporate Entity

/s/ [illegible]	Five Thousand
For and on behalf of	Five Thousand
Lower Mount Services Limited

First Floor, Fitzwilton House,

Wilton Place, Dublin 2

Corporate Entity

/s/ [illegible]	Five Thousand
For and on behalf of	Five Thousand
Wilton Secretarial Limited

First Floor, Fitzwilton House,

Wilton Place, Dublin 2

Corporate Entity

/s/ [illegible]	Six Thousand Five Hundred
For and on behalf of	Six Thousand Five Hundred
Wm. Fry & Sons Limited

First Floor, Fitzwilton House,

Wilton Place, Dublin 2

Corporate Entity

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/s/ [illegible]	Six Thousand Five Hundred
For and on behalf of WMF Services Limited	Six Thousand Five Hundred

First Floor, Fitzwilton House, Wilton Place, Dublin 2

Corporate Entity

/s/ [illegible]	Seven Thousand
For and on behalf of William Fry Limited	Seven Thousand

First Floor, Fitzwilton House,

Wilton Place, Dublin 2

Corporate Entity

Dated this 28th day of June 2013.

Witness to the above signatures:-

Name:- Deirdre Mooney

Address:- c/o Fitzwilton House, Wilton Place, D.2.

Occupation:- Chartered Secretary

Signature:- /s/ D Mooney

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COMPANIES ACTS, 1963 to 2012

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

KING DIGITAL ENTERTAINMENT

PUBLIC LIMITED COMPANY

WILLIAM FRY

Solicitors

Fitzwilton House

Wilton Place

Dublin 2

COMPANIES ACTS, 1963 to 2012

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

KING DIGITAL ENTERTAINMENT

PUBLIC LIMITED COMPANY

PRELIMINARY

1.	Interpretation

(a)	The Regulations contained in Table A in the First Schedule to the Companies Act, 1963, shall not apply to the Company.

(b)	In these Articles the following expressions shall have following meanings:

“1963 Act”, the Companies Act, 1963.

“1983 Act”, the Companies (Amendment) Act, 1983.

“1990 Act”, the Companies Act, 1990.

“Acts”, the Companies Acts, 1963 to 2012 including any statutory modification or re-enactment thereof for the time being in force.

“Articles”, these Articles of Association as from time to time altered by resolution of the Company.

“Auditors”, the auditors for the time being of Company.

“Clear days”, in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.

“Directors”, the Directors for the time being of the Company (or any of them acting as the board of Directors of the Company).

“Holder”, in relation to any Share the member whose name is entered in the Register as the holder of the Share.

“Office”, the registered office for the time being of the Company.

“Ordinary Shares”, means the Ordinary Shares of €1.00 in the capital of the Company.

“Ordinary Shareholder”, means the Holder of any Ordinary Shares in the capital of the Company for the time being.

“Register”, the register of members to be kept as required by the Acts.

“Seal”, the common seal of the Company or (where relevant) the official securities seal kept by the Company pursuant to the Acts.

“Secretary”, any person appointed to perform the duties of the Secretary of the Company, including an assistant or deputy secretary.

“Share”, means an Ordinary Share.

“State”, the Republic of Ireland.

(c)	Expressions referring to writing shall, unless the contrary intention appears, be construed as including references to printing, lithography, photography, and any other modes of representing or reproducing words in a visible form. The expression “executed” shall include any mode of execution whether under seal or under hand.

(d)	Unless the context otherwise requires, words or expressions contained in these Articles shall bear the same meaning as in the Acts but excluding any statutory modification thereof not in force when these Articles become binding on the Company.

(e)	References to Articles are to Articles of these Articles. The headings and captions included in these Articles are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of these Articles.

SHARE CAPITAL AND RIGHTS

2.	Share Capital

(a)	The share capital of the Company is €40,000 divided into 40,000 Ordinary Shares of €1.00 each.

(b)	The Shares shall rank pari passu in all respects and with the same rights and obligations attaching thereto including for the avoidance of doubt the same rights with respect to dividends on shares. Without prejudice to any special rights conferred on the Holders of any existing shares or class of shares in the Company and subject to the provisions of the Acts, any share may be issued with such preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise as the Company may from time to time by ordinary resolution determine and subject to the applicable provisions of the 1990 Act, the Company may issue shares which are, or at the option of the Company are, to be liable to be redeemed on such terms and in such manner as the Company before the issue thereof may by special resolution determine.

3.	Variation of Rights

(a)	Whenever the share capital is divided into different classes of shares, the rights attached to any class may be varied or abrogated with the consent in writing of the Holders of three-fourths of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the Holders of the shares of the class and may be so varied or abrogated either whilst the Company is a going concern or during or in contemplation of a winding-up. Except provided in respect of an adjourned meeting, the quorum for any such general meeting shall be the Holders of not less than one-third of the issued shares of the class in question.

(b)	Unless otherwise provided by the rights attached to any shares, those rights shall be deemed to be varied by the reduction of the capital paid up on the shares and by the allotment of further shares ranking in priority for payment of a dividend or in respect of capital or which confer on the Holders voting rights more favourable than those conferred by such first mentioned shares, but shall not otherwise be deemed to be varied by the creation or issue of further shares or by as purchase or redemption by the company of its own shares.

(c)	Without prejudice to paragraph (a) above, any change in the rights to dividends attaching to any class of shares shall be deemed to be a variation or abrogation of those rights for the purposes of paragraph (a).

4.	Trusts Not Recognised

Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Articles or by law otherwise provide) any other rights in respect of any share except an absolute right to the entirety thereof in the Holder: this shall not preclude the Company from requiring the members or a transferee of shares to furnish the Company with information as to the beneficial ownership of any share when such information is reasonably required by the Company.

5.	Disclosure of Beneficial Ownership

(a)	Notwithstanding the provisions of the immediately preceding Article, the Directors may at any time and from time to time if, in their absolute discretion, they consider it to be in the interests of the Company to do so, give a notice to the Holder or Holders, of any share (or any of them) requiring such Holder or Holders to notify the Company in writing within such period as may be specified in such notice (which shall not be less than twenty-eight days from the date of service of such notice) of full and accurate particulars of all or any of the following matters, namely:

(i)	his interest in such share;

(ii)	if his interest in the share does not consist of the entire beneficial interest in it, the interests of all persons having any beneficial interest in the share (provided that one joint Holder of a share shall not be obliged to give particulars of interests of persons in the share which arise only through another joint Holder); and

(iii)	any arrangements (whether legally binding or not) entered into by him or any person having any beneficial interest in the share whereby it has been agreed or undertaken or the Holder of such share can be required to transfer the share or any interest therein to any person (other than a joint Holder of the share) or to act in relation to any meeting of the Company or of any class of shares of the Company in a particular way or in accordance with the wishes or directions of any other person (other than a person who is a joint Holder of such share).

(b)	If, pursuant to any notice given under paragraph (a), the person stated to own any beneficial interest in a share or the person in favour of whom any Holder (or other person having any beneficial interest in the share) has entered into any arrangements referred to in sub-paragraph (a) (iii) is a body corporate, trust, society or any other legal entity or association of individuals and/or entities, the Directors may at any time and from time to time if, in their absolute discretion, they consider it to be in the best interests of the Company to do so, give a notice to the Holder or Holders of such share (or any of them) requiring such Holder or Holders to notify the Company in writing within such period as may be specified in such notice (which shall not be less than twenty eight days from the date of service of such notice) of full and accurate particulars of the names and addresses of the individuals who control (whether directly or indirectly and through any number of vehicles or arrangements) the beneficial ownership of all the shares or other measure of ownership of such body corporate, trust, society, interests, units or other entity or association wherever the same shall be incorporated, registered or domiciled or wherever such individuals shall reside provided that if at any stage of such chain of ownership the beneficial interest in any share shall be established to the satisfaction of the Directors to be in the ownership of any body corporate which is listed or quoted on any bone fide stock exchange, unlisted securities market or over-the-counter securities market, it shall not be necessary to disclose details of the individuals ultimately controlling the beneficial interests in the shares of such body corporate.

(c)	The Directors may, if they think fit, give notices under paragraphs (a) and (b) at the same time on the basis that the notice given pursuant to paragraph (b) shall be contingent upon disclosure of certain facts pursuant to a notice given pursuant to paragraph (a).

(d)	The Directors may (before or after receipt of any written particulars under this Article) require any such particulars to be verified by statutory declaration.

(e)	The Directors may serve any notice pursuant to the terms of this Article irrespective of whether or not the Holder on whom it shall be served may be dead, bankrupt, insolvent or otherwise incapacitated and no such incapacity or any unavailability of information or inconvenience or hardship in obtaining the same shall be a satisfactory reason for failure to comply with any such notice provided that if the Directors in their absolute discretion think fit, they may waive compliance in whole or in part with any notice given under this Article in respect of a share in any case of bona fide unavailability of information or genuine hardship or where they otherwise think fit but no such waiver shall in any way prejudice or affect any compliance not so waived whether by the Holder concerned or any other joint Holder of the share or by any person to whom a notice may be given at any time.

(f)	For the purpose of establishing whether or not the terms of any notice served under this Article shall have been complied with the decision of the Directors in this regard shall be final and conclusive and shall bind all persons interested.

6.	Allotment of Shares

(a)	The shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Acts) allot, grant options over or otherwise dispose of them to such persons on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its shareholders.

(b)	Without prejudice to the generality of the powers conferred on the Directors by paragraph (a) of this Article, the Directors may from time to time grant options to subscribe for the unallotted shares in the capital of the Company to persons in the service or employment of the Company or any subsidiary or associated company of the Company (including Directors holding executive offices) on such terms and subject to such conditions as the members of the Company in general meeting may from time to time approve.

(c)	For the purposes of section 20 of the 1983 Act, the Directors are generally and unconditionally authorised to allot relevant securities within the meaning of the said section 20. The maximum amount of relevant securities which may be allotted under the authorisation hereby conferred shall be the authorised but unissued share capital of the Company from to time in the capital of the Company provided always that this authority shall expire after a period of five years from the date of the incorporation of the Company. The Company may before such expiry make an offer or agreement which would or might require relevant securities to be allocated after such expiry and the Directors may allot relevant securities pursuant to such offer or agreement as if the foregoing authority had not expired.

(d)	Provided the directors are authorised to allot shares under Section 20 of the Companies (Amendment) Act 1983, and in accordance with section 24(1) of the 1983 Act, the application of sub-section 23(1) of the 1983 Act is hereby excluded in relation to the allotment of equity securities (as defined by section 23(13) of the 1983 Act).

7.	Payment of Commission

The Company may exercise the powers of paying commission conferred by the Acts. Subject to the provisions of the Acts, any such commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other. The Company may also, on any issue of shares, pay such brokerage as may be lawful.

SHARE CERTIFICATES

8.	Issue of Certificates

Every member shall be entitled without payment to one certificate for all the shares of each class held by him or several certificates each for one or more of his shares upon payment for every certificate after the first of such reasonable sum as the Directors may determine provided that the Company shall not be bound to issue more than one certificate for shares held jointly by several persons and delivery of a certificate to one joint Holder shall be a sufficient delivery to all of them. Every certificate shall be sealed with the Seal and shall specify the number, class and distinguishing numbers (if any) of the shares to which it relates and the amount or respective amounts paid up thereon. No certificate shall be issued representing shares of more than one class.

9.	Balance and Exchange Certificates

(a)	Where some only of the shares comprised in a share certificate are transferred the old certificate shall be cancelled and a new certificate for the balance of such shares shall be issued in lieu without charge.

(b)	Any two or more certificates representing shares of any one class held by any member may at his request be cancelled and a single new certificate for such shares issued in lieu without charge. If any member shall surrender for cancellation a share certificate representing shares held by him and request the Company to issue in lieu two or more share certificates representing such shares in such proportions as he may specify, the Directors may, if they think fit, comply with such request.

10.	Renewal of Certificates

If a share certificate is defaced, worn-out, lost, stolen or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of any exceptional expenses incurred by the Company in investigating evidence as the Directors may determine but otherwise free of charge, and (in the case of defacement or wearing-out) on delivery up of the old certificate.

LIEN ON SHARES

11.	Extent of Lien

The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that share. The Directors may at any time declare any share be wholly or in part exempt from the provisions of this Article. The Company’s lien on a share shall extend to all moneys payable in respect of it.

12.	Power of Sale

The Company may sell in such manner as the Directors think fit any shares on which the Company has a lien but no sale shall be made unless a sum in respect of which the lien exists is immediately payable or until the expiration of 14 days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is immediately payable, has been given to the registered Holder for the time being of the share, or the person entitled thereto by reason of his death or bankruptcy.

13.	Power to Effect Transfer

To give effect to a sale the Directors may authorise some person to execute an instrument of transfer of the shares sold to, or in accordance with the directions of, the purchaser. The transferee shall be entered in the Register as the Holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase moneys nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

14.	Proceeds of Sale

The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable and any residue shall (upon surrender to the Company for cancellation of the certificate for the shares sold and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALLS ON SHARES AND FORFEITURE

15.	Making of Calls

Subject to the terms of allotment, the Directors may make calls upon the members in respect of any moneys unpaid on their shares (whether in respect of nominal value or premium) and each member shall (subject to receiving at least one Clear days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on his shares. A call may be required to be paid by instalments or by a single payment. A call may, before receipt by the Company of a sum due thereunder, be revoked in whole or in part and payment of a call may be postponed in whole or in part at the Directors request. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect whereof the call was made.

16.	Time of Call

A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

17.	Liability of Joint Holders

The joint Holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

18.	Interest on Calls

If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, at the appropriate rate (as defined by the Acts) but the Directors may waive payment of the interest wholly or in part.

19.	Instalments Treated as Calls

An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

20.	Power to Differentiate

Subject to the terms of allotment, the Directors may make arrangements on the issue of shares for a difference between the Holders in the amounts and times of payment of calls on their shares.

21.	Notice Requiring Payment

If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen Clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

22.	Forfeiture

If the notice is not complied with any share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors and the forfeiture shall include all dividends or other moneys payable in respect of the forfeited share and not paid before the forfeiture. The Directors may accept a surrender of any share liable to be forfeited hereunder.

23.	Power of Disposal

Subject to the provisions of the Acts, a share forfeited (or surrendered in lieu thereof) shall become the property of the Company and may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit, either to the person who was before the forfeiture the Holder or to any other person, and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. The Directors may if necessary authorise some person to transfer a forfeited or surrendered share to any such person as aforesaid.

24.	Effect of Forfeiture

A person any of whose shares have been forfeited or surrendered shall cease to be a member in respect of them and shall surrender to the Company for cancellation the certificate for the shares forfeited or surrendered but shall remain liable to pay to the Company all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those shares with interest at the rate at which interest was payable on those moneys before the forfeiture or, if no interest was so payable, at the appropriate rate (as defined in the Acts) from the date of forfeiture or surrender until payment but the Directors may waive payment wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or surrender or for any consideration received on their disposal.

25.	Statutory Declaration

A statutory declaration by a Director or the Secretary that a share has been forfeited or surrendered on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share and the declaration shall (subject to the execution of an instrument of transfer if necessary) constitute a good title to the share and the person to whom the share is disposed of shall be registered as the Holder of the share and shall not be bound to see to the application of the consideration if any, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture, surrender, sale, re-allotment or other disposal of the share.

TRANSFER OF SHARES

26.	Instrument of Transfer

The instrument of transfer of any share shall be in writing in any usual form or in any other form which the Directors may approve. Any instrument of transfer shall be executed by or on behalf of the transferor and (except in the case of fully-paid shares) by the transferee.

27.	Transfers

(a)	The directors may decline to register the transfer of share (not being a full paid share) to a person of whom they do not approve, and they may also decline to register the transfer of a share on which the company has a lien. The directors may also decline to register any transfer of a share which, in their opinion, may imperil or prejudicially affect the status of the company in the State or which may imperil any tax concession or rebate to which the members of the company are entitled.

(b)	The directors may also decline to recognise any instrument of transfer unless:

(i)	a fee of 10 cent or such lesser sum as the directors may from time to time require, is paid to the company in respect thereof;

(ii)	the instrument of transfer is accompanied by the certificate of the shares to which it relates, and such other evidence as the directors may reasonably require to show the right to the transferor to make the transfer; and

(iii)	the instrument of transfer is in respect of one class of share only.

28.	Procedure on Refusal

If the Directors refuse to register a transfer they shall, within two months after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

29.	Miscellaneous Provisions Relating to Transfers

(a)	The registration of transfers of shares or of transfers of any class of shares may be suspended at such times and for such periods (not exceeding thirty (30) days in each year) as the Directors may determine.

(b)	No fee shall be charged for the registration of any instrument of transfer or other document relating to or affecting the title to any share.

(c)	The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the Directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

TRANSMISSION OF SHARES

30.	Death of Member

If a member dies, the survivor or survivors where he was a joint Holder, and his personal representatives where he was a sole Holder or the only survivor of joint Holders, shall be the only persons recognised by the Company as having any title to his interest in the shares; but nothing herein contained shall release the estate of a deceased member from any liability in respect of any share which had been jointly held by him.

31.	Transmission on Death or Bankruptcy

A person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as the Directors may properly require, elect either to become the Holder of the share or to have some person nominated by him registered as the transferee. If he elects to become the Holder he shall give notice to the Company to that effect. If he elects to have another person registered he shall execute an instrument of transfer of the share to that person. All of these Articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer executed by the member and the death or bankruptcy of the member had not occurred.

32.	Rights before Registration

A person becoming entitled to a share by reason of death or bankruptcy of a member (upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share) shall have the rights to which he would be entitled if he were the Holder of the share, except that he shall not, before being registered as the Holder of the share, be entitled in respect of it to attend or vote at any meeting of the Company or at any separate meeting of the Holders of any class of shares in the Company, so, however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within ninety days, the Directors may thereupon withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

ALTERATION OF SHARE CAPITAL

33.	Increase of Capital

The Company may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe.

34.	Consolidation Sub-Division and Cancellation of Capital

The Company may by ordinary resolution:-

(a)	consolidate and divide all or any of its share capital into shares of larger amounts than its existing shares;

(b)	subdivide its existing shares or any of them into shares of smaller amounts than is fixed by the Memorandum of Association subject, nevertheless, to Section 68(1)(d) of the 1963 Act; or

(c)	cancel any shares which, at the date of passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its authorised capital by the amount of the shares cancelled.

35.	Fractions on Consolidation

Subject to the provisions of these Articles, whenever as a result of a consolidation of shares any members would become entitled to fractions of a share, the Directors may, on behalf of those members, sell the shares representing the fractions for the best price reasonably obtainable to any person and distribute the proceeds of sale in due proportion among those members, and the Directors may authorise some person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

36.	Reduction of Capital

The Company may by special resolution reduce its share capital, any capital redemption reserve fund or any share premium account in any manner and with and subject to any incident authorised, and consent required, by law.

GENERAL MEETINGS

37.	General Meetings

All general meetings of the Company shall be held in the State.

38.	Annual General Meetings

Save as otherwise permitted by the Acts, the Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notices calling it.

39.	Extraordinary General Meetings

All general meetings other than annual general meetings shall be called extraordinary general meetings.

40.	Convening General Meetings

The Directors may convene general meetings. Extraordinary general meetings may also be convened on such requisition, or in default, may be convened by such requisitionists and in such manner as may be provided by the Acts.

41.	Notice of General Meetings

(a)	Subject to the provisions of the Acts allowing a general meeting to be called by shorter notice, an annual general meeting or a meeting called for the passing of a special resolution shall be called by at least twenty-one Clear days’ notice and all other extraordinary general meetings shall be called by at least fourteen Clear days’ notice. The notice shall specify the time and place of the meeting and the general nature of the business to be transacted. Subject to any restrictions imposed on any shares, the notice shall be given to all the members, to all persons entitled to a share by reason of the death or bankruptcy of a member and to the Directors and the Auditors.

(b)	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

PROCEEDINGS AT GENERAL MEETINGS

42.	Quorum for General Meetings

(a)	No business other than the appointment of a chairman shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business. Except as provided in relation to an adjourned meeting, two persons entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorised representative of a corporate member, shall be a quorum.

(b)	If such a quorum is not present within half an hour from the time appointed for the meeting or if during a meeting a quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place, or to such time and place as the Directors may determine.

43.	Chairman of General Meetings

(a)

The chairman of the Board of Directors or, in his absence, the deputy chairman (if any) or, in his absence, some other Director nominated by the Directors shall preside as chairman at every general meeting of the Company. If at any general meeting none of such persons shall be present within fifteen minutes after the time appointed for the holding of the meeting and willing to act, the Directors present shall elect one of their number to be chairman of the meeting and, if there is only one Director present and willing to act, he shall be chairman.

(b)	If at any meeting no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the members present shall choose one of their number to be chairman of the meeting.

44.	Director’s and Auditors’ Right to Attend General Meetings

A Director shall, notwithstanding that he is not a member, be entitled to attend and speak at any general meeting and at any separate meeting of the Holders of any class of shares in the Company. The Auditors shall be entitled to attend any general meeting and to be heard on any part of the business of the meeting which concerns them as the Auditors.

45.	Corporate Representative

Any company which is a member may, by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or at any separate meeting of the Holders of any class of shares. The person so authorised shall be entitled to exercise the same power on behalf of the company (in respect of that part of the company’s holding to which the authorisation relates) as the company could exercise if it were an individual member and the company shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present at it and all references to attendance and voting in person shall be construed accordingly. A Director, the Secretary or some person authorised for the purpose by the Secretary may require the representative to produce a certified copy of the resolution so authorising him to exercise his powers.

46.	Adjournment of General Meetings

The Chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time (or sine die) and from place to place, but no business shall be transacted at any adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. Where a meeting is adjourned sine die, the time and place for the adjourned meeting shall be fixed by the Directors. When a meeting is adjourned for fourteen days or more or sine die, at least seven Clear days’ notice shall be given specifying the time and place of the adjourned meeting and the general nature of the business to be transacted. Save as aforesaid it shall not be necessary to give any notice of an adjournment.

47.	Amendments to Resolutions

If any amendment proposed to any resolution under consideration is ruled out by the Chairman of the meeting, the proceedings of the substantive resolution shall not be invalidated by any error in such ruling.

48.	Determination of Resolutions

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands a poll is duly demanded. Unless a poll is so demanded a declaration by the Chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost, or not carried by a particular majority and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution. The demand for a poll may, before the poll is taken, be withdrawn but only with the consent of the Chairman and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made.

49.	Entitlement to Demand Poll

Subject to the provisions of the Acts, a poll may be demanded:-

(a)	by the chairman of the meeting;

(b)	by at least three members present (in -person or-by-proxy) having the right to vote at the meeting;

(c)	by any member or members present (in person or by proxy) representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

(d)	by a member or members present (in person or by proxy) holding shares in the Company conferring the right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

50.	Taking of a Poll

(a)	A poll shall be taken in such manner as the Chairman directs and he may appoint scrutineers (who need not be members) and fix a time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

(b)	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either forthwith or at such time (not being more than thirty days after the poll is demanded) and place as the chairman of the meeting may direct. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded. If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn, the meeting shall continue as if the demand had not been made.

(c)	No notice need be given of a poll not taken forthwith if the time and place at which it is to be taken are announced at the meeting in respect of which it is demanded. In any other case at least seven Clear days’ notice shall be given specifying the time and piece at which the poll is to be taken.

51.	Votes of Members

Votes may be given either personally or by proxy. Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every member present in person and every proxy shall have one vote and on a poll every member shall have one vote for each share of which he is the Holder.

52.	Chairman’s Casting Vote

Where there is an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a casting vote in addition to any other vote he may have.

53.	Voting by Joint Holders

Where there are joint Holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, in respect of such share shall be accepted to the exclusion of the votes of the other joint Holders; and for this purpose, seniority shall be determined by the order in which the names of the Holders stand in the Register in respect of the share.

54.	Voting by Incapacitated Holders

A member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction (whether in the State or elsewhere) in matters concerning mental disorder may vote, whether on a show of hands or on a poll, by his committee, receiver, guardian or other person appointed by that court, and any such committee, receiver, guardian or other person may vote by proxy on a show of hands or on a poll. Evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote shall be deposited at the Office or at such other place as is specified in accordance with these Articles for the deposit of instruments of proxy, not less than forty-eight hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

55.	Default in Payment of Calls

Unless the Directors otherwise determine, no member shall be entitled to vote at any general meeting or any separate meeting of the Holders of any class of shares in the Company either in person or by proxy, in respect of any share held by him unless all moneys presently payable by him in respect of that share have been paid.

56.	Restriction of Voting Rights

(a)	If at any time the Directors shall determine that a Specified Event shall have occurred in relation to any share or shares the Directors may serve a notice to such effect on the Holder or Holders thereof. Upon the service of any such notice (in these Articles referred to as a “Restriction Notice”) no Holder or Holders of the share or shares specified in such Restriction Notice shall, for so long as such Restriction Notice shall remain in force, be entitled to attend or vote at any general meeting either personally or by proxy.

(b)	A Restriction Notice shall be cancelled by the Directors as soon as reasonably practicable, but in any event not later than forty-eight hours, after the Holder or Holders concerned shall have remedied the default by virtue of which the Specified Event shall have occurred. A Restriction Notice shall automatically cease to have effect in respect of any share transferred upon registration of the relevant transfer provided that a Restriction Notice shall not cease to have effect in respect of any transfer where a transfer form in respect of the share is presented for registration having been stamped at a reduced rate of stamp duty by virtue of the transferor claiming to be entitled to such reduced rate as a result of the transfer being one where no beneficial interest passes.

(c)	The Directors shall cause a notation to be made in the Register against the name of any Holder or Holders in respect of whom a Restriction Notice shall have been served indicating the number of shares specified in such Restriction Notice and shall cause such notation to be deleted upon cancellation or cesser of such Restriction Notice.

(d)	Any determination of the Directors and any notice served by them pursuant to the provisions of this Article shall be conclusive as against the Holder or Holders of any share and the validity of any notice served by the Directors in pursuance of this Article shall not be questioned by any person.

(e)	If, while any Restriction Notice shall remain in force in respect of any Holder or Holders of any shares, such Holder or Holders shall be issued any further shares as a result of such Holder or Holders not renouncing any allotment of shares made to him or them pursuant to a capitalisation issue under Articles 99 to 101, the Restriction Notice shall be deemed also to apply to such Holder or Holders in respect of such further shares on the same terms and conditions as were applicable to the said Holder or Holders immediately prior to such issue of further shares.

(f)	For the purposes of the these Articles the expression “Specified Event” in relation to any share shall mean either of the following events:-

(i)	the failure by the Holder or Holders thereof to pay any call or instalment of a call in the manner and at the time appointed for payment thereof; or

(ii)	the failure by the Holder thereof to comply, to the satisfaction of the Directors, with all or any of the terms of Article 5 in respect of any notice or notices given to him or any of them thereunder.

57.	Time for Objection to Voting

No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at such meeting shall be valid. Any such objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive.

58.	Proxy Voting

The instrument appointing a proxy shall be in writing in any usual form or in any other form which the Directors may approve and shall be executed by or on behalf of the appointor. A body corporate may execute a form of proxy under the hand of a duly authorised officer. The signature on such instrument need not be witnessed. A proxy need not be a member of the Company. A member may appoint more than one proxy to attend on the same occasion.

59.	Deposit of Proxy Instruments

The instrument appointing a proxy and any authority under which it is executed or a copy, certified notarially or in some other way approved by the Directors, shall be deposited at such place or one of such places (if any) within the State as may be specified for that purpose in or by way of note to the notice convening the meeting (or, if no place is so specified at the Office) not less than 48 hours before the time appointed for the holding of the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) for the taking of the poll at which it is to be used, and in default shall not be treated as valid. Provided that:-

(a)	in the case of a meeting which is adjourned to, or a poll which is to be taken on a date which is less than seven days after the date of the meeting which was adjourned or at which the poll was demanded, it shall be sufficient if the instrument of proxy and any such authority and certification thereof as aforesaid, is lodged with the Secretary at the commencement of the adjourned meeting or the taking of the poll; and

(b)	an instrument of proxy relating to more than one meeting (including any adjournment thereof) having once been so delivered for the purposes of any meeting shall not require again to be delivered for the purposes of any subsequent meeting to which it relates.

60.	Effect of Proxy Instruments

Deposit of an instrument of proxy in respect of a meeting shall not preclude a member from attending and voting at the meeting or at any adjournment thereof. The instrument appointing a proxy shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

61.	Effect of Revocation of Proxy

A vote given or poll demanded by proxy or by the duly authorised representative of a body corporate shall be valid notwithstanding the previous determination of the authority of the person voting or demanding a poll unless notice of the determination was received by the

Company at the Office, or at such other place at which the instrument of proxy was duly deposited, before the commencement of the meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll.

62.	Members’ Written Resolution

A resolution in writing (other than one in respect of which extended notice is required by the 1963 Act to be given) which is signed by all the members for the time being entitled to attend and vote on such resolution at a general meeting (or being bodies corporate by their duly appointed representatives) shall be as valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company duly convened and held and, if described as a special resolution, shall be deemed to be a special resolution within the meaning of the Act. Any such resolution may consist of several documents in the like form each signed by one or more members for the time being entitled to attend and vote on such resolution at a general meeting (or being bodies corporate by their duly appointed representatives).

DIRECTORS

63.	Number

Unless otherwise determined by ordinary resolution, the number of Directors (other than alternate Directors) shall not be less than two nor more than nine.

64.	No Shareholding Qualification

No shareholding qualification shall be required for Directors.

65.	Ordinary Remuneration of Directors

The ordinary remuneration of the Directors shall from time to time be determined by an ordinary resolution of the Company and shall (unless such resolution shall otherwise provide) be divisible among the Directors as they may agree, or, failing agreement, equally, except that any Director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled only to rank in such division for a proportion of the remuneration related to the period during which he has held office.

66.	Special Remuneration of Directors

Any Director who holds any executive office (including for this purpose the office of Chairman or Deputy Chairman) or who serves on any committee, or who otherwise performs services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, may be paid such extra remuneration by way of salary, commission or otherwise as the Directors may determine.

67.	Expenses of Directors

The Directors may be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors or general meetings or separate meetings of the Holders of any class of shares or of debentures of the Company or otherwise in connection with the discharge of their duties.

68.	Alternate Directors

(a)	Any Director may by writing under his hand appoint any person (including another Director) to be his alternate.

(b)	An alternate Director shall be entitled to receive notices of all meetings of the Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at any such meeting at which the Director appointing him is not personally present and in the absence of his appointor to exercise all the powers, rights, duties and authorities of his appointor as a Director (other than the right to appoint an alternate hereunder).

(c)	Save as otherwise provided in these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the Director appointing him. The remuneration of any such alternate Director shall be payable out of the remuneration paid to the Director appointing him and shall consist of such portion of the last mentioned remuneration as shall be agreed between the alternate and the Director appointing him.

(d)	A Director may at any time revoke the appointment of any alternate appointed by him. If a Director shall die or cease to hold the office of Director the appointment of his alternate shall thereupon cease and determine.

(e)	Any appointment or revocation by a Director under this Article shall be effected by notice in writing given under his hand to the Secretary or deposited at the Office or in any other manner approved by the Directors.

POWERS OF DIRECTORS

69.	Directors’ Powers

Subject to the provisions of the Acts, the Memorandum of Association of the Company and these Articles and to any directions given by special resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company which are not required by the Act or these Articles to be exercised in general meeting. No alteration of the Memorandum of Association of the Company or of these Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Article shall not be limited by any special power given to the Directors by these Articles and a meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors. Save as required by these Articles, the Memorandum of Association of the Company, the Acts or otherwise by law, no exercise of the powers of the Directors shall require the consent or approval of the members or any other person.

70.	Power to Delegate

The Directors may delegate any of their powers to any managing Director or any Director holding any other executive office and to any committee consisting of one or more Directors. Any such delegation may be made subject to any further conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked. Subject to any such conditions, the proceedings of a committee with two or more members shall be governed by the provisions of these Articles regulating the proceedings of Directors so far as they are capable of applying.

71.	Appointment of Attorneys

The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

72.	Local Management

The Directors may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees, local boards or agencies and may fix their remuneration and may delegate to any committee, local board or agent any of the powers, authorities and discretions vested in the Board with power to sub-delegate and any such appointment or delegation may be made upon such terms and subject to such conditions as the Board may think fit, and the Board may remove any person so appointed, and may annul or vary any such delegation, but no person dealing in good faith without notice of any such annulment or variation shall be affected thereby.

73.	Seal for Use Abroad

The Company may exercise the powers conferred by the Acts with regard to having an official seal for use abroad, and such powers shall be vested in the Directors.

74.	Borrowing Powers

(a)	The Directors may exercise all the powers of the Company to borrow money, and to mortgage or charge its undertaking, property and uncalled capital, and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

(b)	The Directors may raise or secure the repayment of such sums in such manner and upon such terms and conditions in all respects as they think fit, and in particular by the issue of notes, bonds, perpetual or redeemable debentures or debenture stock, loan stock or other securities, or any mortgage, charge or other security on the undertaking or the whole or any part of the property of the Company (both present and future) including its uncalled capital.

(c)	Notes, bonds, debentures, debenture stock and other securities may be made assignable free from any equities between the Company and the person to whom the same may be issued. Subject to the provisions of the Acts any notes, debentures, debenture stock, bonds or other securities may be issued at a discount premium or otherwise, and with any special privileges as to redemption, surrender, drawings, allotment of shares, attending and voting at general meetings of the Company, appointment of Directors or otherwise.

APPOINTMENT AND DISQUALIFICATION OF DIRECTORS

75.	Appointment of Directors

(a)	The Company may by ordinary resolution appoint a person to be a Director either to fill a casual vacancy or an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with these Articles.

(b)	The Directors may appoint a person who is willing to act to be a Director, either to fill a casual vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with these Articles as the maximum number of Directors. Any director so appointed shall hold office only until the next following annual general meeting and shall be eligible for re-election.

76.	Disqualification of Directors

The office of a Director shall be vacated if:-

(a)	he ceases to be a Director by virtue of any provision of the Acts or he becomes prohibited by law from being a Director;

(b)	he becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)	in the opinion of a majority of his co-Directors he becomes incapable by reason of mental disorder of discharging his duties as a Director;

(d)	he resigns his office by notice to the Company;

(e)	he is convicted of an indictable offence unless the Directors otherwise determine;

(f)	he shall for more than six consecutive months have been absent without permission of the Directors from meetings of the Directors held during that period, and the Directors pass a resolution that he has by reason of such absence vacated office;

(g)	he is required in writing by all his co-Directors to resign, but so that if he holds an appointment to an executive office which thereby automatically determines such removal shall be deemed an act of the Company and shall have effect without prejudice to any claim for damages for breach of any contract of service between him and the Company;

(h)	he is removed from office by a resolution duly passed pursuant to Section 182 of the 1963 Act; or

(i)	he becomes restricted or disqualified pursuant to the provisions of the 1990 Act.

DIRECTORS’ OFFICES AND INTERESTS

77.	Executive Offices

(a)	The Directors may appoint one or more of their body to the office of Managing Director or joint Managing Director or to any other executive office in the Company (including, where considered appropriate, the office of Chairman) on such terms and for such period as they may determine and, without prejudice to the terms of any contract entered into in any particular case, may at any time revoke any such appointment.

(b)	The appointment of any Director to the office of Chairman or Managing or joint Managing Director shall automatically determine if he ceases to be a Director, but without prejudice to any claim for damages for breach of any contract of service between him and the Company.

(c)	The appointment of any Director to any other executive office shall not automatically determine if he ceases from any cause to be a Director unless the contract or resolution under which he holds office shall expressly state otherwise, in which event such determination shall be without prejudice to any claim for damages for breach of any contract of service between him and the Company.

78.	Directors’ Interests

A Director who is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his interest at the meeting of the Directors at which the question of entering into a contract or arrangement is first taken into consideration, if his interest then exists, or in any other case at the first meeting of the Directors after he becomes so interested. A general notice given by a Director to the effect that he is a member of a specified company, society or firm and is to be regarded as interested in all transactions with such company, society or firm shall be a sufficient declaration of interest under this Article, and after such general notice it shall not be necessary to give any special notice relating to any subsequent transaction with such company or firm, provided that either the notice is given at a meeting of the Directors or the Director giving the notice takes reasonable steps to secure that it is brought up and read at the next meeting of the Directors after it is given.

79.	Restriction on Director’s Voting

Subject to compliance with Article 78, a Director may vote in respect of any contract, appointment or arrangement in which he is interested and he shall be counted in the quorum present at the meeting.

PROCEEDINGS OF DIRECTORS

80.	Regulation and Convening of Directors’ Meetings

(a)	Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit. A Director may, and the Secretary at the request of a Director shall, call a meeting of the Directors. Any Director may waive notice of any meeting and any such waiver may be retrospective. If the Directors so resolve, it shall not be necessary to give notice of a meeting of Directors to any Director or alternate Director who, being a resident in the State, is for the time being absent from the State. Notice may be given to, service on or delivered to the Director by hand, post or by sending the same by telefax or electronic means to such telefax number or electronic address as may have been provided by Directors of the Company.

(b)	A resolution in writing, signed by all the Directors entitled to receive notice of a meeting of Directors or of a committee of Directors shall be as valid as if it had been passed at a meeting of Directors or (as the case may be) a committee of Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors but a resolution signed by an alternate Director need not also be signed by his appointor and, if it is signed by a Director who has appointed an alternate Director, it need not be signed by the alternate Director in that capacity.

81.	Voting at Directors’ Meetings

Questions arising at any meeting of Directors shall be decided by a majority of votes. Where there is an equality of votes, the chairman of the meeting shall have a second or casting vote. A Director who is also an alternate Director for one or more Directors shall be entitled in the absence of any such appointor from a meeting to a separate vote at such meeting on behalf of each such appointor in addition to his own vote.

82.	Quorum for Directors’ Meetings

(a)	The quorum for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed at any other number shall be two. A person who holds office only as an alternate Director shall, if his appointor is not present, be counted in the quorum but notwithstanding that such person may act as alternate Director for more than one Director he shall not count as more than one for the purposes of determining whether a quorum is present.

(b)	The continuing Directors or a sole director may act notwithstanding any vacancies in their number but, if the number of Directors is less than the number fixed as the quorum, they may act only for the purposes of filling vacancies or of calling a general meeting.

83.	Chairman of Board of Director

Subject to any appointment to the office of Chairman made pursuant to these Articles the Directors may elect a chairman of their meetings and determine the period for which he is to hold office, but if no such chairman is elected, or, if at any meeting the chairman is unwilling to act or is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

84.	Validity of acts of Directors

All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified from holding office or had vacated office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director and had been entitled to vote.

THE SECRETARY

85.	Appointment of Secretary

The Secretary shall be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit and any Secretary so appointed may be removed by them.

86.	Assistant Secretary

The Directors may appoint an assistant or deputy secretary and any provision in these Articles requiring or authorising a thing to be done by or to the Secretary shall be satisfied by it being done by or to the assistant or deputy secretary.

THE SEAL

87.	Use of Seal

The Directors shall ensure that the common seal of the Company and any official securities seal kept pursuant to the Acts shall only be used by the authority of the Directors or of a committee authorised by the Directors.

88.	Signature of Sealed Instruments

Every instrument to which either such seal shall be affixed shall be signed by a Director and shall also be signed by the Secretary or by a second Director or by some other person appointed by the Directors for the purpose save that as regards any certificates for shares or debentures or other securities of the Company the Directors may by resolution determine that such signatures or either of them shall be dispensed with, printed thereon or affixed thereto by some method or system of mechanical signature.

DIVIDENDS AND RESERVES

89.	Declaration of Dividends

Subject to the provisions of the Acts, the Company may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the Directors.

90.	Interim and Fixed Dividends

Subject to the provisions of the Acts, the Directors may pay interim dividends in accordance with the respective rights of the members if it appears to them that they are justified by the profits of the Company available for distribution.

91.	Payment of Dividends

Subject to the right of premium, if any, entitled to shares with specific rights are to a dividend, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid, but no amount paid or credited as paid on a share in advance of calls shall be treated for the purposes of this Article as paid on the share. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any shares are issued on terms providing that they shall rank for dividend as from a particular date, such shares shall rank for dividend accordingly.

92.	Deductions from Dividends

The Directors may deduct from any dividend or other moneys payable to any member in respect of a share any moneys presently payable by him to the Company in respect of that share.

93.	Dividends in Specie

A general meeting declaring a dividend may, upon the recommendation of the Directors, direct that it shall be satisfied wholly or partly by the distribution of assets (and, in particular, of paid up shares debentures or debenture stock of any other company or in any one or more of such ways) and the Directors shall give effect to such resolution. Where any difficulty arises in regard to the distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed in order to adjust the rights of all the parties and may vest any such specific assets in trustees.

94.	Payment of Dividends by Post

Any dividend or other moneys payable in respect of any share may be paid by cheque or warrant sent by post to the registered address of the Holder or, where there are joint Holders, to the registered address of that one of the joint Holders who is first named on the Register or to such person and to such address as the Holder or joint Holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent and payment of the cheque or warrant shall be a good discharge to the Company. Any joint Holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share.

95.	Dividends Not to Bear Interest

No dividend or other moneys payable in respect of a share shall bear interest against the Company unless otherwise provided by the rights attached to the share.

96.	Payment to Holders on a Particular Date

Any resolution declaring a dividend on shares of any class, whether a resolution of the Company in general meeting or a resolution of the Directors, may specify that the same may be payable to the persons registered as the Holders of such shares at the close of business on a particular date, notwithstanding that it may be a date prior to that on which the resolution is passed, and thereupon the dividend shall be payable to them in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of such dividend of transferors and transferees of any such shares. The provisions of this Article shall mutatis mutandis apply to capitalisations to be effected in pursuance of these Articles.

97.	Unclaimed Dividends

Any dividend which has remained unclaimed for twelve years from the date of its declaration shall, if the Directors so resolve, be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend or other moneys payable in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

CAPITALISATION OF PROFITS OR RESERVES

98.	Capitalisation of Distributable Profits and Reserves

The Company in general meeting may, upon the recommendation of the Directors, resolve that any sum for the time being standing to the credit of any of the Company’s reserves (including any capital redemption reserve fund or share premium account) or to the credit of the profit and loss account be capitalised and applied on behalf of the members who would have been entitled to receive that sum if it had been distributed by way of dividend and in the same proportions either in or towards paying up amounts for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to the sum capitalised (such shares or debentures to be allotted and distributed credited as fully paid up to and amongst such Holders in the proportions aforesaid) or partly in one way and partly in another, so however, that the only purpose for which sums standing to the credit of the capital redemption reserve fund or the share premium account shall be applied shall be those permitted by the Acts.

99.	Capitalisation of Non-Distributable Profits and Reserves

The Company in general meeting may, on the recommendation of the Directors resolve that it is desirable to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares to those members of the Company who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions) and the Directors shall give effect to such resolution.

100.	Implementation of Capitalisation Issues

Whenever such a resolution is passed in pursuance of the two immediately preceding Articles the Directors shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby and all allotments and issues of shares or debentures, if any, and generally shall do all acts and things required to give effect thereto with full power to the Directors to make such provisions as they shall think fit for the case of shares or debentures becoming distributable in fractions (and, in particular, without prejudice to the generality of the foregoing, either to disregard such fractions or to sell the shares or debentures represented by such fractions and distribute the net proceeds of such sale to and for the benefit of the Company or to and for the benefit of the members otherwise entitled to such fractions in due proportions) and also to authorise any person to enter on behalf of all the members concerned into an agreement with the Company providing for the allotment to them respectively credited as fully paid up, of any further shares or debentures to which they may become entitled on such capitalisation or, as the case may require, for the payment up by the application thereto of their respective proportions of the profits resolved to be capitalised of the amounts remaining unpaid on their existing shares and any agreement made under such authority shall be binding on all such members.

ACCOUNTS

101.	Accounts

A printed copy of every profit and loss account and balance sheet including all documents required by law to be annexed to the balance sheet which is to be laid before the Company in general meeting together with copies of the Directors’ Report and of the Auditors’ Report shall (in accordance with and subject as provided by the Acts) not less than twenty-one Clear days before the date of the meeting be delivered or sent by post to every member.

NOTICES

102.	Notices in Writing

Any notice to be given, served or delivered pursuant to these Articles shall be in writing.

103.	Service of Notices

(a)	A notice or document (including a share certificate) to be given, served or delivered in pursuance of these Articles may be given to, served on or delivered to any member by the Company:-

(i)	by handing same to him or his authorised agent;

(ii)	by leaving the same at his registered address;

(iii)	by sending the same by the post in a pre-paid cover addressed to him at his registered address; or

(iv)	by sending the same by telefax or electronic means to such telefax number or electronic address as may have been provided by the member of the Company.

(b)	Where a notice or document is given, served or delivered pursuant to sub-paragraph (a) (i) or (ii) of this Article, the giving, service or delivery thereof shall be deemed to have been effected at the time the same was handed to the member or his authorised agent, or left at his registered address (as the case may be).

(c)	Where a notice or document is given, served or delivered pursuant to sub-paragraph (a) (iii) of this Article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of twenty-four hours after the cover containing it was posted. In proving such service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

(d)	Without prejudice to the provisions of sub-paragraphs (a) (i) and (ii) of this Article, if at any time by reason of the suspension or curtailment of postal services within the State, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a notice advertised on the same date in at least one leading national daily newspaper in the State and such notice shall be deemed to have been duly served on all members entitled thereto at noon on the day on which the said advertisements shall appear. In any such case the Company shall send confirmatory copies of the notice through the post to those members whose registered addresses are outside the State (if or to the extent that in the opinion of the Directors it is practical so to do) or are in areas of the State unaffected by such suspension or curtailment of postal services and if at least ninety-six hours prior to the time appointed for the holding of the meeting the posting of notices to members in the State, or any part thereof which was previously affected, has again in the opinion of the Directors, become practical the Directors shall forthwith send confirmatory copies of the notice by post to such members. The accidental omission to give any such confirmatory copy of a notice of a meeting to, or the non-receipt of any such confirmatory copy by, any person entitled to receive the same shall not invalidate the proceedings at the meeting.

(e)	Notwithstanding anything contained in this Article the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction or other area other than the State.

104.	Service on Joint Holders

A notice may be given by the Company to the joint Holders of a share by giving the notice to the joint Holder whose name stands first in the Register in respect of the share and notice so given shall be sufficient notice to all the joint Holders.

105.	Service on Transfer or Transmission of Shares

(a)	Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the Register in respect of the share, has been duly given to a person from whom he derives his title provided that the provisions of this paragraph shall not apply to any notice served under Article 5 or to any notice served under Article 55 unless, under the provisions of Article 55(b), it is a notice which continues to have effect notwithstanding the registration of a transfer of the shares to which it relates.

(b)	Without prejudice to the provisions of these Articles allowing a meeting to be convened by newspaper advertisement a notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a member, addressed to them at the address, if any, supplied by them for that purpose. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

106.	Signature to Notices

The signature to any notice to be given by the Company may be written or printed.

107.	Deemed Receipt of Notices

A member present, either in person or by proxy, at any meeting of the Company or the Holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purpose for which it was called.

WINDING UP

108.	Distribution on Winding Up

If the Company shall be wound up and the assets available for distribution among the members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution among the members shall be more than sufficient to repay the whole of the share capital paid up or as paid up at the commencement of the winding up, the excess shall be distributed among the members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said shares held by them respectively. Provided that this Article shall not affect the rights of the Holders of shares issued upon special terms and conditions.

109.	Distribution in Specie

If the Company is wound up, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by the Acts, divide among the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as he, with the like sanction determines, but so that no member shall be compelled to accept any assets upon which there is a liability.

MISCELLANEOUS

110.	Inspection of Books etc. by Members

The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members, not being Directors, and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Acts or authorised by the Directors or by the Company in general meeting and no member not being a Director shall be entitled to require or receive any information concerning the business, trading or customers of the Company or any trade secret or secret process of or used by the Company.

111.	Destruction of Records

The Company shall be entitled to destroy all instruments of transfer which have been registered at any time after the expiration of six years from the date of registration thereof, all notifications of change of address at any time after the expiration of two years from the date of recording thereof and all share certificates and dividend mandates which have been cancelled or ceased to have effect at any time after the expiration of one year from the date of such cancellation or cessation. It shall be conclusively presumed in favour of the Company that every entry in the Register purporting to have been made on the basis of an instrument of transfer or other document so destroyed was duly and properly made and every instrument duly and properly registered and every share certificate so destroyed was a valid and effective document duly and properly cancelled and every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company. Provided always that:-

(a)	the provision aforesaid shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document might be relevant;

(b)	nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any document earlier than as aforesaid or in any other circumstances which would not attach to the Company in the absence of this Article; and

(c)	reference herein to the destruction of any document include references to the disposal thereof in any manner.

112.	Indemnity

Subject to the provisions of and so far as may be admitted by the Acts, every Director, Managing Director, Auditor, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses, liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court. The Company may purchase as required for any of its officers or auditors insurance in respect of any provisions referred to in Section 200 of the 1963 Act.

113.	Segregated Cells

The Company shall be entitled to establish segregated or protected cells if and to the extent permitted by the Acts.

Names, Addresses and Descriptions of Subscribers

/s/ [illegible]
For and on behalf of
Cumberland Corporate Services Limited

First Floor, Fitzwilton House,

Wilton Place, Dublin 2

Corporate Entity

/s/ [illegible]
For and on behalf of
Lower Mount Limited

First Floor, Fitzwilton House,

Wilton Place, Dublin 2

Corporate Entity

/s/ [illegible]
For and on behalf of
Lower Mount Services Limited

First Floor, Fitzwilton House,

Wilton Place, Dublin 2

Corporate Entity

/s/ [illegible]
For and on behalf of
Wilton Secretarial Limited

First Floor, Fitzwilton House,

Wilton Place, Dublin 2

Corporate Entity

/s/ [illegible]
For and on behalf of
Wm. Fry & Sons Limited

First Floor, Fitzwilton House,

Wilton Place, Dublin 2

Corporate Entity

/s/ [illegible]
For and on behalf of
WMF Services Limited

First Floor, Fitzwilton House,

Wilton Place, Dublin 2

Corporate Entity

/s/ [illegible]
For and on behalf of
William Fry Limited

First Floor, Fitzwilton House,

Wilton Place, Dublin 2

Corporate Entity

Dated this 28th day of June 2013.

Witness to the above signatures:-

Name:- Deirdre Mooney

Address:- c/o Fitzwilton House, Wilton Place, Dublin 2

Occupation:- Chartered Secretary

Signature:- /s/ D Mooney